Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN THIRD QUARTER EARNINGS

Aiken, South Carolina (January 31, 2011) - Security Federal Corporation (“Company”) (OTCBB:SFDL.OB), the holding company of Security Federal Bank (“Bank”), today announced earnings for the third quarter of its fiscal year ending March 31, 2011.  The Company reported net income available to common shareholders of $344,000 or $0.12 per common share (basic) for the three months ended December 31, 2010, an increase of $24,000 or 7.50% when compared to net income of $320,000 or $0.13 per common share (basic) for the three months ended December 31, 2009.  For the nine months ended December 31, 2010, net income available to common shareholders increased $90,000 or 11.44% to $877,000 or $0.34 per common share (basic) compared to $787,000 or $0.32 per common share (basic) for the nine months ended December 31, 2009.

The increases in earnings for the three and the nine month periods are primarily a result of an increase in other income and a decrease in preferred stock dividends. These factors were offset slightly by a decrease in net interest income.

Non-interest income for the current quarter was $1.74 million, an increase of $316,000 or 22.13% compared to $1.43 million for the same quarter in 2009. For the nine months ended December 31, 2010, non-interest income was $4.99 million, an increase of $820,000 or 19.66% compared to $4.17 million for the same period in the prior year. The increase in both periods was primarily the result of increases in the gain on sale of investments and also mortgage loans. General and administrative expenses increased $330,000 or 5.99% to $5.84 million for the three months ended December 31, 2010 and $475,000 or 2.87% to $17.05 million for the nine months ended December 31, 2010 compared to $5.51 million and $16.58 million, respectively, for the same periods in the previous year.

As previously reported, the Company completed a successful capital raise during the quarter.  On December 22, 2010 the Company sold 82,906 shares of its common stock through a private placement. This was the final phase in a successful plan to raise capital that began in the quarter ended September 30, 2010. As the Company previously reported on September 29, 2010, it completed a $4.0 million private placement of its common stock simultaneously with the exchange of $18.0 million of its Series A Preferred Stock paying 5% for $22.0 million of Series B preferred stock paying 2%, an exchange that was available through the Company’s participation in the Community Development Capital Initiative (“CDCI”). As a result of this exchange, preferred stock dividends decreased $132,000 or 54.55% to $110,000 for the three months ended December 31, 2010 compared to $242,000 for the same quarter in 2009. For the nine months ended December 31, 2010, preferred stock dividends decreased $154,000 or 21.12% to $575,000 compared to $729,000 for the same period in the previous year.

The net interest margin increased 15 basis points to 3.10% for the nine months ended December 31, 2010 compared to 2.95% for the comparable period in the previous year.

Despite the increase in margin, net interest income decreased $134,000 or 0.66% to $20.31 million for the nine months ended December 31, 2010, compared to $20.45 million for the nine months ended December 31, 2009. For the quarter ended December 31, 2010, net interest margin decreased 16 basis points to 3.09% from 3.25% for the same quarter in 2009. However, the margin increased two basis points from 3.07% for the quarter ended September 30, 2010.  Net interest income decreased $834,000 or 11.10% to $6.68 million for the three months ended December 31, 2010, compared to $7.51 million for the three months ended December 31, 2009.

Non-performing assets, which consist of non-accrual loans and repossessed assets net of specific reserves, decreased $2.70 million to $37.50 million at December 31, 2010 from $40.20 million at March 31, 2010. This was also down from $42.82 million at December 31, 2009. Despite the decrease in non-performing assets, management of the Bank continues to be cautious about current market conditions and for the nine month period ended December 31, 2010 added an additional $5.95 million to the allowance for loan losses through the provision for loan losses, an increase of $475,000 compared to provision expense of $5.48 million for the comparable period in the previous year.  For the quarter ended December 31, 2010, the Bank added $1.9 million to the provision for loan losses compared to $2.48 million in the three-month period the previous year. Management closely monitors the loan portfolio on an ongoing basis to proactively identify any potential problem loans. The allowance for loan losses represented 2.39% of total loans held for investment at December 31, 2010 and 2.13% of total loans held for investment at March 31, 2010.

Total assets at December 31, 2010 were $932.45 million compared to $956.00 million at March 31, 2010, a decrease of $23.55 million or 2.46% for the nine-month period. Net loans receivable decreased $48.88 million or 8.60% to $519.52 million at December 31, 2010 from $568.40 million at March 31, 2010.  Total deposits decreased $4.96 million or 0.71% to $689.30 million at December 31, 2010 compared to $694.25 million at March 31, 2010.  Federal Home Loan Bank Advances, other borrowings, convertible senior debentures and subordinated debentures decreased $26.95 million or 14.39% to $160.35 million at December 31, 2010 from $187.30 million at March 31, 2010.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2010.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

INCOME STATEMENT HIGHLIGHTS
(In Thousands, except for Earnings per Common Share)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009

Total interest income	$10,559	$12,245	$32,941	$36,081

Total interest expense	3,881	4,733	12,630	15,636

Net interest income	6,678	7,512	20,311	20,445

Provision for loan losses	1,900	2,475	5,950	5,475

Net interest income after
provision for loan losses	4,778	5,037	14,361	14,970

Non-interest income	1,744	1,428	4,991	4,171

Non-interest expense	5,838	5,508	17,050	16,575

Income before income taxes	684	957	2,302	2,566

Provision for income taxes	230	395	850	1,050

Net income	454	562	1,452	1,516

Preferred stock dividends & accretion	110	242	575	729

Net income available to
common shareholders	$344	$320	$877	$787

Earnings per common share (basic)	$0.12	$0.13	$0.34	$0.32

BALANCE SHEET HIGHLIGHTS
(In Thousands, except for Book Value per Common Share and Ratios)

	December 31, 2010	March 31, 2010

Total assets	$932,451	$956,002

Cash and cash equivalents	8,605	8,805

Total loans receivable, net	519,523	568,399

Investment and mortgage-backed securities	334,385	311,046

Deposits	689,295	694,252

Borrowings	160,354	187,303

Shareholders' equity	76,411	67,861

Book value per common share	$18.35	$20.22

Total risk based capital ratio (1)	15.55%	13.33%

Non performing loans	23,049	31,226

Non performing loans to total assets	2.47%	3.27%

Allowance as a percentage of gross loans	2.39%	2.13%

(1)- This ratio is calculated using Bank only information and not consolidated information